                                    iChargeit

                             SALES AGENCY AGREEMENT

THIS SALES AGENCY AGREEMENT (Agreement) is entered into effect as of the 26 day of May, 1999, by and between Shopping Planet, a California corporation (Principal) and iChargeit Inc., a Texas corporation (Agent).

In consideration of the mutual terms, conditions and covenants hereinafter set forth, Principal and Agent agree as follows:

1. Principal appoints Agent as an authorized Internet sales representative to sell the products of the Principal as listed in the attached Schedule A.

2. Agent accepts the appointment and agrees to promote, market and sell the products or services of the Principal at the prices set forth in Schedule A. Said prices have been set by Principal and marked up by Agent.

3. The parties agree that the list of products, services and/or prices may be amended from time to time. Principal or Agent may unilaterally remove products from the list or change prices. Additions to the product list shall be by mutual Agreement.

4. Principal shall furnish to Agent, in advance, sales materials for the products listed on Schedule A and shall keep material up to date. Principal agrees to provide a minimum of products on hand or else the shopping cart will cease to function so that sale will cease.

5. Agent shall use it's best efforts to promote, market and sell the products of Schedule A, devote such time and attention as may be reasonably necessary. Agent shall design and maintain a web page for the Principal, which shall be utilized for the Internet sales. Ownership and control of the web page is solely that of the Agent.

6. Agent shall obtain, at its own expense, all necessary licenses and permits to allow Agent to conduct business as contemplated herein. Agent represents and warrants that Agent shall conduct business in strict conformity with all local, state and federal laws, rule and regulations.

7. Principal agrees that Agent may employ representatives in furtherance of this Agreement. Agent agrees that Agent shall be solely responsible for the payment of wages or commissions to those representatives and that under no circumstances shall Agent's representatives be deemed employees of the Principal for any purpose whatsoever.

8. This Agreement shall be for a period of two years unless sooner terminated by either party upon sixty (60) days written notice, without cause. Agent is not responsible for refunding any fees or costs if Principal terminates the Agreement.

9. Agent is an independent contractor and nothing contained in this Agreement shall be deemed or interpreted to constitute the Agent as a partner or employee of the Principal. Nor shall either party have any authority to bind the other party in any respect. It being understood and agreed that all orders submitted by Agent are subject to acceptance by Principal in its sole discretion.

10. Principal is solely responsible for merchantability and safety of the product being sold. Principal is solely responsible for all representations and warrantees concerning the products or services. If the product or service is defective, or causes injuries, losses or harm, Principal agrees to indemnify and defend Agent and its employees for all claims related to the products or services. Principal agrees to maintain a contract of insurance to protect against such claims and agrees to name Agent as an insured on the policy.

11. There is potential that the Year 2000 (AKA Y2K) problems may cause malfunctions with the Internet. Agent is not responsible for any Y2K problems or down time. Agent is not responsible for any business related losses caused by Y2K problems.

12. Principal is responsible for all representations made on the web site regarding Principal's products or services. Principal is responsible for confirming the accuracy of all representations on the web site including prices or price changes.

13. The amount of text and artwork devoted to the web page is not infinite, nor are changes to the web page. Schedule B sets forth the amount of space given to Principal and the number of changes allowable.

14. It is agreed between the parties that there are no other Agreements or understandings between them relating to the subject matter of this Agreement. This Agreement supersedes all prior Agreements, oral or written, between the parties and is intended as a complete and exclusive statement of the Agreement between the parties. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties.

15. This Agreement shall not be assigned by Agent or Principal without the prior written consent of the other.

16. All notices required or permitted to be given hereunder shall be in writing and may be delivered personally or by Certified Nail -- Return Receipt Requested, postage prepaid, addressed to the party's last known address.

17. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

18. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted in this Agreement.

19. If any one or more of the provisions contained in this Agreement for any reason are held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any provisions thereof and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed effective under proper authority as of the date and year first above written.


Fred Povolo        /s/ Fred Povolo                              05/26/99
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Principal                                                       Date


Jesse Cohen        /s/ Jesse Cohen                              5/26/99
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iChargeit Inc.                                                  Date

Shopping Planet will provide iChargeIt Inc, with the following services:

Web Site preparation:
- Shopping Planet is responsible for providing product lists and detail pages on the website. Shopping Planet will update the products and maintain the current pricing.
- iChargeIt is responsible for publishing and maintaining the shopping cart and the order processing system.
- iChargeIt will make a link to a special section of Shopping Planet site to access the product information.

Order Processing:
- iChargeIt is responsible to approve and collect the monies from the customers.
- iChargeIt is responsible to provide Shopping Planet all the customer's information (shipping and billing address, merchandize sold, shipping service selected, and any other information related and needed to fulfill the order).
- Shopping Planet will deliver the merchandize in less than 2 working days. In case that some parts are backordered, Shopping Planet will contact the customer and arrange changes or cancellations.
- Shopping Planet will provide on-line and by phone technical support and customer assistance.
- Shopping Planet will calculate shipping cost and pass it to iChargeIt for processing.
-        Shopping Planet will provide tracking number information to iChargeIt.

Price Structure:
- Shopping Planet retail price minus 4% for all the products and services. Shopping Planet advertises in its internet web site (www.shoppingplanet.com)
- Shopping Planet will markup 4.32% its retail price to allow 8% margin on the final price.
-        Shopping Planet will markup 4.32 % its shipping cost.
- iChargeIt will be responsible of collecting and paying the corresponding sales tax.

Fulfillment:
- Shopping Planet will assemble, build, test and install all the components necessary to fulfill the order.
- Shopping Planet will fulfill the order and ship the order to the customer
-        Shopping Planet will handle returns using its current return policy.
-        Shopping Planet will not include an invoice in the shipments.

Billing:
- Shopping Planet will bill iChargeIt for the merchandize, shipping charges and labor (is applicable) on a weekly basis. The invoice will have an 8% discount over the final price to the customer (before sales tax).
- IChargeIt will be responsible of paying the bill in 48 hours independently of the way iChargeIt is collecting from the customers.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed effective under proper authority as of the date and year first above written.


Fred Povolo        /s/ Fred Povolo                              05/26/99
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Principal                                                       Date


Jesse Cohen        /s/ Jesse Cohen                              5/26/99
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iChargeit Inc.                                                  Date